Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Jan. 6, 2011

Contacts:
Alan Thompson	Jim Graham	Geoff Hopkins
Chairman	Chief Executive Officer	President
Waccamaw Bank	Waccamaw Bank	Waccamaw Bank
(910) 642-2109	(910) 914-4200	(910) 914-4213

Waccamaw’s Jim Graham announces

retirement after 39 years in banking

WHITEVILLE, N.C. – Waccamaw Bankshares (NASDAQ: WBNK) today announced that James G. Graham, after 39 years in banking, will retire from the community bank on March 1, 2011.

The board voted unanimously to promote Geoff Hopkins from chief lending officer to president, effective Jan. 1, 2011. Graham, who will continue in his role as chief executive officer until his retirement, will remain on the board of directors.

During his 12-year tenure as Waccamaw’s top executive, Graham led the bank through a period of substantial growth and profitability and then guided the community bank through the worst financial crisis since the Great Depression. Waccamaw weathered the brunt of the economic storm, maintaining strong capital ratios as declining real estate values pulled the nation into a deep recession.

“Given the difficult environment, we believe Waccamaw Bank has done considerably well under Jim,” said Chairman Alan Thompson. “We’ve witnessed bank failures all around us, yet our capital levels have been more than sufficient. More importantly, we believe our credit quality is improving.”

Graham’s announcement comes on the heels of three key transactions that bank officials believe will give Waccamaw significant momentum in 2011. Last week, Waccamaw raised $16.3 million through a private placement of preferred stock and purchased $110 million in quality home equity loans.

The bank believes that the transactions strengthened its capital position and substantially improved the quality and mix of its loan portfolio during a time when banks are struggling to book loans. In the third quarter last year, Waccamaw significantly reduced its nonperforming assets after selling $11 million in problem loans to an investor.

“I’ve seen a lot of highs and lows during my years,” Graham said. “But throughout my career I’ve never witnessed anything like the financial turmoil our country has gone through the past few years.

“Yet, we believe that Waccamaw Bank has remained stable even as some of our community bank competitors have failed and the country has experienced its most painful economic time since the Great Depression. We also believe that the worst is behind us, that our asset quality is improving and our capital position remains strong.”

Since 1999, Graham’s first year at the helm, Waccamaw Bank has grown from $38 million in assets and three branches to $566 million in assets and 17 branch offices in 13 towns and communities in North Carolina and South Carolina. When Graham arrived, Waccamaw operated three mobile home offices in Whiteville, Tabor City and Chadbourn.

“I’ve been in banking a long time,” said the 60-year-old Graham, whose career began in 1972 as an assistant branch manager at American National Bank in Chattanooga, Tenn. “A minister once told me after my first son was born that everyone has a purpose and reason for being. He said mine was simply a different ministry from his, but one that influenced and helped others.

“That is how I’ve seen my career,” he said. “Being part of the community has always been important to me. Assisting small businesses so they can grow and hire others has been extremely satisfying. I love to help people in building better lives for themselves and their families.”

Graham says he doesn’t intend to slow down.

“I want to allow more time for my family and other interests, but I also plan to remain involved in other aspects of the financial industry,” he said.

In 1984, Graham was named president and chief executive officer of Miners and Merchants Bank and its holding company, Commonwealth Community Bankshares, in Grundy, Va., a community bank located in the western part of the state.

Miners and Merchants Bank experienced significant growth during Graham’s 14 years there, expanding its operations from $28 million in assets and a one drive-through branch to $350 million in assets and eight branches in seven new markets.

A native of Pulaski, Va., Graham graduated in 1972 from Tennessee Wesleyan College at Athens, Tenn., with a degree in business management. He joined Dominion Bancshares in 1976 in Roanoke, Va., where he was named Chief Commercial Lender in 1980 for the Western Virginia region.

Hopkins, 37, joined Waccamaw Bank in 2002 as city executive for both Whiteville and Tabor City before being promoted to the company’s top lending position in 2008. Hopkins has played a key role the past two years managing Waccamaw’s lending production and the restructuring of existing loans.

“Geoff has a lot of potential,” Graham said. “He is dedicated to our organization and has a unique opportunity to become a successful leader for many years to come.”

A native of Hillsborough, N.C., Hopkins began his banking career with Anchor Bank in Myrtle Beach, S.C., shortly after graduating from Campbell University in 1995 with a bachelor’s degree in business administration. In 2000, Hopkins moved to Columbus County where he worked as a commercial loan officer for one of the largest regional banks in the Southeast.

“Geoff is a bright individual who will provide the kind of leadership that will build on our strengths and continue to move our company forward,” said Chairman Thompson. “We are still operating with a great deal of economic uncertainty, which makes it all the more critical the bank continues to develop leaders from within the organization.

“We’ve asked Jim to stay and assist in the leadership transition of our organization and help with the systems conversion of our customer accounts in early February,” he said. “Geoff will begin handling the day-to-day operations of the company on Jan. 1.”

Hopkins is a 2001 graduate of the South Carolina Bankers School at the University of South Carolina, Columbia, S.C.

“As we begin to come out of this economic downturn, my focus will be on asset quality, building a sales culture and returning our bank to profitability,” Hopkins said. “While we continue to have challenges, I absolutely believe Waccamaw is moving in the right direction.”

Waccamaw Bankshares, with $566 million in assets, is a one-bank holding company that operates 17 branch offices in the Coastal Carolina region.

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